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UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PREMIER DEVELOPMENT & INVESTMENT, INC.

---------------------------------------------

(Name Of Small Business Issuer in its Charter)

NEVADA ---------------------- (State or jurisdiction of incorporation or organization)	5812 ---------------------- (Primary Standard Industry Classification Code Number)	52-2312117 ---------------------- (I.R.S. Employer Identification Number)

504 BEEBE CT.

FREDERICK, MD 21703

(512) 619-4714

------------------------------------------------------------

(Address and Telephone Number of Principal Executive offices)

CARY GRIDER, PRESIDENT/CEO

PREMIER DEVELOPMENT & INVESTMENT, INC.

504 BEEBE CT.

FREDERICK, MD 21703

(512) 619-4714

--------------------------------------------------------

(Name, Address and Telephone Number of Agent for Service)

Copies of all Communications to:

ANDREW L. JONES, ESQ.

4408 NORMANDY AVENUE

DALLAS, TX 75205

(214) 219-3239

(813) 909-8500 FAX

Approximate date of commencement of proposed sale to the public: As soon as practical after this registration statement becomes effective and the warrants representing the common stock being registered herein are exercised.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

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Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
-----------------------------------------------------------------------------------
Common stock, $0.001 par value	2,350,000(1)	$0.06(2)	$141,000(2)	$35.25
Warrants to purchase shares of common stock, $0.001 par value	3,000,000(3)	-0-	-0-	-0-
Common stock, $0.001 value, underlying the warrants	3,000,000(3)	$4.00(4)	$12,000,000(4)	$3,000.00
Options to purchase common stock, $0.001 par value	1,250,000(5)	-0-	-0-	-0-
Common stock, $0.001 par value, underlying options	1,250,000(5)	$0.05(4)	$62,500(4)	$15.63
Options to purchase common stock, $0.001 par value	135,000(6)	-0-	-0-	-0-
Common stock, $0.001 par value, underlying options	135,000(6)	$2.00(4)	$270,000(4)	$67.50

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Total				$3,118.38

  Represents the registration for resale of the shares held by the "Selling Security Holders", including 750,000 common shares held by members of the Board of Directors which will remain subject to a "lock-up" agreement even after the shares become registered.

  As of the date of this filing there is no trading price for our shares of common stock. Therefore, the registration fee has been calculated by using a maximum offering price of $0.06, which was the price per share of our common stock used in our recent acquisition of marketable securities.
  Represents warrants to purchase shares of common stock at an exercise price of $4.00 per share. See "Description of Securities".
  The maximum offering price per share of common stock has been calculated pursuant to Rule 457(g).
  Represents vested options to purchase shares of our common stock at an exercise price of $0.05 per share issued to the founding members of the Board of Directors and various consultants during our incorporation and formation. See "Selling Security Holders".
  Represents vested options to purchase shares of our common stock at an exercise price of $2.00 per share issued to members of our Advisory Board. See "Selling Security Holders".

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a),

may determine.

PART I

Item No.	Required Item	Location or Caption

1.	Front of Registration Statement and Outside Front Cover of outside Prospectus	Outside Front Cover Page of Prospectus

2.	Inside Front and Outside Back Cover Pages of Prospectus	Inside Front and Outside Back Cover Pages of Prospectus

3.	Summary Information and Risk Factors	Prospectus Summary; High Risk Factors

4.	Use of Proceeds	Use of Proceeds

5.	Determination of Offering Price	Determination of Offering Price

6.	Dilution	Dilution

7.	Selling Security Holders	Selling Security Holders

8.	Plan of Distribution	Plan of Distribution

9.	Legal Proceedings	Legal Proceedings

10.	Directors, Executive Officers, Promoters and Control Persons	Management

11.	Security Ownership of Certain Beneficial Owners and Management	Principal Stockholders

12.	Description of Securities	Description of Securities

13.	Interest of Named Experts and Counsel	Legal Matters; Experts

14.	Disclosure of Commission Position on Securities Indemnification	Limitation of Liability and Indemnification Matters

15.	Organization Within Last Five Years	Certain Transactions

16.	Description of Business	Business

17.	Management’s Discussion and Analysis or Plan of Operation	Management’s Discussion and Analysis of Financial Condition and Results of Operations

18.	Description of Property	Business

19.	Certain Relationships and Related Transactions	Certain Transactions

20.	Market for Common Stock and Related Stockholder Matters	Market for Common Stock and Related Stockholder Matters

21.	Executive Compensation	Executive Compensation

22.	Financial Statements	Financial Statements

23.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

24.	Indemnification of Directors and Officers	Indemnification of Directors and Officers

25.	Other Expenses of Issuance and Distribution	Other Expenses of Issuance and Distribution

26.	Recent Sales of Unregistered Securities	Recent Sales of Unregistered Securities

27.	Exhibits	Exhibits

28.	Undertakings	Undertakings

PROSPECTUS

Subject To Completion Dated July 15, 2001

PREMIER DEVELOPMENT & INVESTMENT, INC.

[Premier Development Logo]

6,735,000 shares of common stock

The selling stockholders identified in this prospectus are offering for sale up to 6,735,000 shares of our common stock. The selling stockholders are identified under the heading "Selling Stockholders" later in this prospectus. We will not receive any proceeds from the sales of our common stock. No market for our common stock currently exists, but we intend to apply sometime in the future for a listing on the OTC Bulletin Board under the proposed symbol "PRDI."

The selling stockholders may sell, if a market ever develops, our common stock from time to time in transactions on the OTC Bulletin Board, in negotiated transactions, or a combination of such selling methods, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling stockholders may sell our common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of our common stock for whom the broker-dealers may act as agent or to whom they may sell as principal, or both. The selling stockholders may pay brokerage fees or commissions in connection with the sales of our common stock.

Investing in our common stock involves a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. See "High Risk Factors" beginning on page 5 to read about factors you should consider before buying our common stock.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is ______, 2001.

TABLE OF CONTENTS

PAGE

----

Prospectus Summary 3

High Risk Factors 5

Use of Proceeds

Determination of Offering Price

Dividend Policy

Capitalization

Dilution

Selected Financial

Information

Management's Discussion and

Analysis of Financial

Condition and Results of

Operations

Business

Management

Executive Compensation

Certain Transactions

Principal Stockholders

Description of Securities

Shares Eligible For Future Sale

Legal Matters

Experts

Additional Information

Index to Financial Statements F-1

PROSPECTUS SUMMARY

The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus.

The Company

We are a holding company involved in the investment and development of theme-based bar and restaurant properties. We were incorporated in the state of Nevada on March 29, 2001, and are currently a developmental stage company.

We intend to develop – either internally or through joint ventures, equity investments or partnership agreements – theme-based bar and restaurant concepts that may be expanded into full-fledged chains or franchise opportunities. By co-developing bar and restaurant properties in this manner we will be able to:

  reduce our financial risk by sharing in the development and marketing costs typically associated with opening new bars and restaurants;

  generate secondary revenue streams by providing professional bar and restaurant management consulting services through the collective expertise of our diverse management team; and
  better diversify our bar and restaurant portfolio to reduce our risk exposure to any single bar and restaurant concept.

THE OFFERING

Common stock issued and outstanding prior to the offering	3,100,000 shares

Common stock offered by selling stockholders

6,735,000 shares, including 3,000,000 shares of common stock issuable upon the exercise of outstanding warrants and 1,385,000 shares of common stock issuable upon the exercise of outstanding stock options

Common stock to be issued and outstanding after the offering, assuming all 3,000,000 warrants and 1,385,000 options that are currently outstanding are exercised	7,485,000 shares

Use of proceeds

If all of the outstanding warrants and options are exercised, we will receive estimated gross proceeds of $12,332,500. We intend to use the net proceeds, if any, primarily for working capital and general corporate purposes

Proposed OTC Bulletin Board trading symbol	PRDI

SUMMARY FINANCIAL DATA

Statement of Operations -----------------------	From March 29, 2001 (inception) to June 30, 2001 (audited) -----------------
Net sales	$-0-
Net (loss)	(10,980)
Earnings (loss) per share	NIL

Balance Sheet -------------
Total assets	$17,625
Total liabilities	15
Shareholders’ equity	$17,610

HIGH RISK FACTORS

The securities we are offering through this prospectus are highly speculative by nature and involve an extremely high degree of risk and should be purchased only by persons who can afford to lose their entire investment. We also caution prospective investors that the following factors, among others, could cause our actual future operating results to differ materially from those expressed in any forward-looking statements, oral or written, made by or on behalf of us.

We are a developmental stage company with no operating history for you to evaluate our business.

Our business was incorporated in the State of Nevada on March 29, 2001, and as a result is only in the very early stages of development. Because we have no operating history, it is difficult to evaluate our business and future prospects. An investor should also consider the uncertainties and difficulties frequently encountered by companies, such as ours, in their early stages of development.

We have incurred operating losses since the inception of our business, and anticipate continued losses for the foreseeable future.

As of June 30, 2001, we had no revenues and an accumulated deficit of ($10,980). Furthermore, we do not anticipate generating sufficient revenues to achieve profitability for the foreseeable future.

We are dependent upon our management team to fund our ongoing operations, and cannot be certain that future financing will be available to us on acceptable terms when we need it.

We currently do not have enough working capital to satisfy our capital needs. We are currently dependent upon our management team to fund our ongoing operations. Although we anticipate the exercise of some or all of our outstanding warrants and stock options being registered in this registration statement, we can give no assurances that any of our outstanding warrants or stock options will ever be exercised or that management will continue to fund our ongoing operations. This, along with the possibility of other factors and circumstances we cannot predict, may require us to seek outside financing faster than anticipated. We can give no assurances that such financing would be on acceptable terms, if available at all, which could cause our business to suffer or possibly fail.

We are dependent on consumers’ discretionary spending habits.

In order for our business to be successful and generate profits, we are dependent on discretionary spending by consumers, particularly by consumers living in or travelling to communities where we may have a retail presence. A significant weakening in any of the local economies in which we operate may cause our targeted customers to curtail their discretionary spending which, in turn, could cause our business to suffer or possibly fail.

We are involved in an intensively competitive industry.

The bar and restaurant industry is highly competitive with respect to food and beverage quality, price, service, location, concept, attractiveness of the facilities, and the effectiveness of our advertising and marketing programs. Our business is often affected by changes in consumer tastes; international, national, regional or local economic conditions; demographic trends; traffic patterns; and the type, number and location of competing operations. We compete within each market with international, national and regional chains as well as locally-owned bars and restaurants, not only for customers but also for management and hourly personnel and suitable real estate sites. Many of our competitors are larger than us and have significantly greater financial resources and a greater number of operating units. We anticipate intense competition to continue in all of these areas.

We depend on Cary Grider, our President and Chief Executive Officer. The loss of his services, or future key personnel, could harm our business.

Our business is dependent on Cary Grider, our President and Chief Executive Officer. We do not have employment agreements with Mr. Grider. Should we lose Mr. Grider’s services our business would suffer or possibly fail. Also, we do not have "key-man" life insurance on Mr. Grider at the present time.

The success of our business will also depend on our ability to hire and retain additional qualified key executive management personnel; particularly in the marketing, administration and financial areas. Competition for qualified personnel in the retail bar and restaurant business is very intense. If we are unable to attract and retain additional qualified personnel, our business could suffer or possibly fail.

Our President and Chief Executive Officer has divided responsibilities.

Our President and Chief Executive Officer, Cary Grider, is also the General Manager at Lucy’s Retired Surfer Bar on Sixth Street in Austin, Texas. Although Mr. Grider is active in our management, he does not devote his full time and resources to our business.

Our industry is historically seasonal.

Our industry is historically seasonal, with sales volumes generally higher during the spring and summer months and lower in the fall and winter months. Severe weather, storms and similar conditions may impact sales volumes and cause our business to suffer.

Our industry is subject to many various government regulations.

Our business is subject to various international, federal, state and local laws affecting our operations. Each unit we open must comply with various licensing requirements and regulations by a number of governmental authorities, which typically include health, safety and fire authorities in the municipality where our facility is located. The development and operation of successful facilities depends upon selecting and acquiring suitable building sites, which are subject to zoning, land use, environmental, traffic and other regulations.

Additionally, because we anticipate a significant portion of our revenues to be generated from the sale of alcoholic beverages, we must comply with any and all regulations governing their sale. Typically this requires the proper licensing at each site (in most cases, on an annual basis). Such licenses may be revoked or suspended for cause at any time. These regulations often relate to many aspects of the bar and restaurant’s operation, including the minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages. The failure of a location to obtain or retain such a license would adversely affect its operations, and subsequently cause our overall business to suffer.

The number of shares eligible for future sale could depress the market for our common stock, should one ever develop.

The timing and amount of sales of shares covered by this registration statement could have a depressive effect on the market price of our common stock, should a market ever develop. Furthermore, in the event a market does develop for our common shares, the possibility that a substantial number of other shares of our common stock may become tradable in the public market may also adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of equity securities. Apart from the shares covered by this registration statement, the following shares will be eligible for sale in the public market, should such a market ever develop, pursuant to Rule 144 under the Securities Act at the following times, subject to certain volume and other restrictions under Rule 144 and to "lock-up" agreements with certain management personnel:

  -0- shares are presently free-trading;
  750,000 shares become eligible for resale on March 29, 2002 (or March 29, 2003 should the stockholders retain their executive positions as officers and directors).

We cannot predict the effect, if any, that sales of these shares or the availability of these shares for sale will have on the market prices then prevailing, if a market ever develops for our common stock.

Our common stock could become subject to the penny stock rules.

Because there is no current market established for our common stock, we are unsure at what price range our common stock may eventually settle into if trading ever begins. The SEC has adopted a set of rules that regulate broker-dealer securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information regarding transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer to deliver to the customer a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with other information. The penny stock rules require that prior to a transaction in a penny stock, the broker-dealer must determine in writing that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may reduce the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If a market ever develops for our common stock and it should trade under $5.00 a share and become subject to the penny stock rules, investors in our common stock may find it more difficult to sell their common stock.

Forward-looking statements.

This prospectus and registration statement contains certain forward-looking statements based on our current expectations, assumptions, estimates and projections about our business and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including the risk factors set forth in this prospectus. You should not place undue reliance on the forward-looking statements in this prospectus and registration statement, which speak only as to the date the statement is made. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, financial condition or operating results. In such case, the trading price of our common stock, if a market should ever develop, could decline and you may lose part or all of your investment. The cautionary statements made in this prospectus and registration statement should be read as being applicable to all forward-looking statements wherever they appear in this prospectus and registration statement.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock or warrants by the selling security holders. If all of the warrants and stock options included in this registration statement are exercised, we will we will receive estimated gross proceeds of $12,332,500. We intend to use the proceeds, if any, primarily for working capital and general corporate purposes. We offer no assurance that any of the warrants and/or stock options will be exercised.

DETERMINATION OF OFFERING PRICE

Our Board of Directors arbitrarily decided upon the exercise prices for the outstanding warrants and stock options for which the underlying common stock is being registered in this registration statement. Their decision bears no price relationship to assets, book value, earnings or other criteria of value.

DILUTION

As of July 15, 2001, we had 3,100,000 shares of common stock issued and outstanding, and a net tangible book value per share of approximately $0.01. Net tangible book value is the aggregate amount of our tangible assets less our total liabilities. Net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of shares of common stock issued and outstanding.

After giving effect to the sale of the 3,000,000 shares of common stock being registered in this registration statement currently underlying issued and outstanding warrants (but not including the 1,385,000 shares of common stock underlying options also being registered in this registration statement), we would have a total of 6,100,000 shares of common stock issued and outstanding and a net tangible book value per share of $1.97 per share to existing shareholders and an immediate dilution of $2.03, or 50.8%, of the exercise price per share to existing warrant holders. Dilution is determined by subtracting net tangible book value per share after the warrants are exercised from the amount paid by warrant holders for the shares of common stock.

Further assuming that in addition to all of the issued and outstanding warrants being exercised that the additional 1,385,000 shares of common stock underlying options also being registered in this registration statement were exercised, we would have a total of 7,485,000 shares of common stock issued and outstanding and a net tangible book value of $1.65 per share to existing shareholders. The following table illustrates the per share dilution:

Offering price per share (warrant exercise price) $4.00

Net tangible book value per share as of June 30, 2001

prior to any warrants being exercised $0.01

Increase attributable to new investors $1.96

---------

New tangible book value per share after all warrants

are exercised $1.97

---------

Dilution per share to exercising warrant holders $2.03

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With all $0.05 stock options being exercised:

Effective offering price per share with all warrants

and $0.05 stock options being exercised $2.84

Net tangible book value per share after all warrants

And $0.05 stock options are exercised $1.64

---------

Dilution per share to exercising warrant holders $2.36

=========

Increase per share to exercising $0.05 option holders $1.59

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With all $2.00 stock options being exercised:

Effective offering price per share with all warrants

and $0.05 and $2.00 stock options being exercised $2.81

Net tangible book value per share after all warrants

and $0.05 and $2.00 stock options are exercised $1.65

---------

Dilution per share to exercising warrant holders $2.35

=========

Dilution per share to exercising $2.00 option holders $0.35

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Increase per share to exercising $0.05 option holders $1.60

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The following table is a comparison of the number of shares purchased, the percentage of shares purchased, the total consideration paid, the percentage of total consideration paid, and the average price per share paid by existing stockholders and by new investors exercising their warrants and options into common stock.

	Shares Purchased ----------------		Total Consideration -------------------		Average Share Price -------
	Number ------	Percent -------	Dollars -------	Percent -------
Existing Stockholders (1)	3,100,000	41.4%	$26,190	0.2%	$0.01

New Investors Exercising Warrants (2)	3,000,000	40.1%	$12,000,000	97.1%	$4.00

New Investors Exercising Options (3)	1,385,000 ---------	18.5% ------	$332,500 -----------	2.7% ------	$0.24 -----
Total	7,485,000 =========	100.0% ======	$12,358,690 ===========	100.0% ======	$1.65 =====
  Of the $26,190 total consideration paid by existing shareholders, $2,750 was consideration for services with the balance being from the purchase of 50,000 shares of Inform Worldwide Holdings, Inc., a company publicly traded on the OTC Bulletin Board under the symbol IWWH.

  Assumes all 3,000,000 outstanding warrants are exercised.
  Assumes all 1,385,000 outstanding stock options are exercised.

CAPITALIZATION

The following table sets forth as of July 15, 2001 (i) our actual capitalization and (ii) our anticipated capitalization after the exercise of our issued and outstanding warrants and options into common stock, assuming all of the outstanding warrants and options are exercised:

	Amount Outstanding ------------------	After Warrant and Option Exercising (1) ---------------------
Short-term debt	$-0-	$ -0-

Long-term debt	-0-	-0-

Stockholders’ equity (2)
Common stock, class A, $0.001 par value; 25,000,000 shares authorized; 3,100,000 and 7,485,000 issued and outstanding, respectively	3,100	7,485
Common stock, class B, $0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	-0-	-0-
Preferred stock $0.001 par value; 20,000,000 shares authorized; no shares issued and outstanding	-0-	-0-
Additional paid in capital	25,490	12,353,605
(Accumulated deficit) ------------------------------------	(10,980) ----------	(10,980) -----------
Total stockholders’ equity	$17,610	$12,350,110
  This table assumes all outstanding warrants and options are exercised into common stock.

  For detailed information regarding the terms and conditions of our common stock, preferred stock, warrants and options see "Description of Securities" and "Shares Eligible for Future Sale."

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with "Selected Financial Data" and our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under "High Risk Factors" and elsewhere in this prospectus.

Overview

We are a developer and operator of theme-based bars and restaurants. Since our inception on March 29, 2001, we have operated as a developmental stage company. We do not anticipate making the transition into becoming an operational entity during the current fiscal year.

Results of Operations

For the ease of reference, we refer to the period of March 29, 2001 (inception) through June 30, 2001 as the six-months ending June 30, 2001. Our current fiscal year, also referenced as fiscal 2001, ends on December 31, 2001.

Six-Months Ending June 30, 2001

Revenues

We did not generate any revenue during the six-months ending June 30, 2001. Furthermore, we do not anticipate generating any revenue during the current fiscal year.

Expenses

Operating Expenses. Our operating expenses consist primarily of personnel expenses, consulting fees and director fees, and totaled $4,040 for the six-months ending June 30, 2001. Of these operating expenses, $1,640 was paid for through the issuance of our common stock and $2,400 was donated by our executive officers.

Other Expense. We experienced a decline in our holdings of marketable securities which consist of 50,000 shares of Inform Worldwide Holdings, Inc. (OTC: IWWH). The shares of Inform Worldwide were quoted at $0.33 a share on June 30, 2001, which represented a ($6,940), or (28.5%), decline from our acquisition price of $23,090, or $0.46 per share of IWWH acquired, on March 31, 2001. This decline in Inform Worldwide share value was recorded as an unrealized loss on statement of operations.

Net Loss

We experienced a net loss of ($10,980), or NIL per share, for the six-months ending June 30, 2001. This loss was attributed primarily through our initial operating expenses and unrealized loss on marketable securities.

Liquidity and Capital Resources

Since our inception on March 29, 2001, we have financed our operating activities through private offerings of our equity securities and the personal contributions of our executive officers. Net cash used in operating activities for the six-months ending June 30, 2001 was $0.

As of June 30, 2001, we had no cash or cash equivalents and marketable securities consisting of 50,000 shares of Inform Worldwide Holdings, Inc. (OTC: IWWH) valued at $16,500. We also had $1,125 in prepaid consulting and director fees.

As of June 30, 2001, our current liabilities consisted of $15 payable to a consultant for reimbursable out-of-pocket expenses. We had no further financial obligations or commitments outstanding. Furthermore, we do not anticipate taking on any material financial obligations or commitments for the foreseeable future. However, we do expect to experience continued net losses for the remainder of the current fiscal year and through at least the third quarter of 2002, which is when we plan to complete the necessary financing to open our first bar and restaurant property and start generating initial revenue from our co-development of Coconut Grove Grille & Blue Water Bar with Tiki-Hut Enterprises, Ltd. We do not anticipate our operating expenses to increase materially until the quarter immediately preceding the grand opening of our first bar and restaurant property.

As of June 30, 2001, we had no cash or cash equivalents and marketable securities valued at $16,500. We anticipate selling a significant portion, if not all, of our marketable securities over the next year. We believe the proceeds from the sale of our marketable securities, continued contributions from our executive officers, and the net proceeds from the anticipated exercise of a significant portion of our issued and outstanding warrants and stock options should be sufficient to meet our basic anticipated cash needs for working capital and capital expenditures for at least the next two years. However, if an insufficient number of our warrants and stock options are exercised it may prevent us from executing our business plan and cause us to seek additional sources of funding. We have not yet secured a secondary source for this funding. We may seek to sell additional equity, debt or convertible debt securities. However, our ability to raise capital by selling securities, and hence our liquidity, could be materially adversely affected by the recent decline in the equities market and the limited availability of venture capital financing sources. We cannot assure you that financing will be available to us in amounts or on terms acceptable to us in the future.

SELLING SECURITY HOLDERS

The following table presents certain information regarding the beneficial ownership of our shares of common stock and warrants by the selling security holders as of July 15, 2001, and the number of shares of common stock and warrants covered by this prospectus. None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us, except as noted below.

Name of Selling Security Holder -----------------------	Number of Shares Beneficially Owned Prior to the Offering (1) ------------	Number of Shares Being Offered ---------	Number of Warrants Owned Prior to the Offering and Being Offered ----------	Beneficial Ownership of Shares After Offering ---------	Percent(2) -------
Cary Grider (3)(4)	1,072,580	822,580	322,580	250,000	8.1%
Eric Boyer (3)(5)	1,067,580	817,580	322,580	250,000	8.1%
Victoria Carlton (3)(6)	1,062,580	812,580	322,580	250,000	8.1%
Al Delisle (3)(8)	15,000	15,000	-0-	-0-	*
Andrew Jones (3)(8)	15,000	15,000	-0-	-0-	*
Adon Sitra (3)(8)	15,000	15,000	-0-	-0-	*
Joel Munguia (3)(8)	15,000	15,000	-0-	-0-	*
John Floyd (3)(8)	15,000	15,000	-0-	-0-	*
Michael Streiter (3)(8)	15,000	15,000	-0-	-0-	*
Julie Logan (3)(8)	15,000	15,000	-0-	-0-	*
Jay Hepp (3)(8)	15,000	15,000	-0-	-0-	*
Lula F. Platt (3)(9)	10,000	10,000	-0-	-0-	*
William Owen (3)(10)	2,500	2,500	-0-	-0-	*
Sally Owen (3)(10)	2,500	2,500	-0-	-0-	*
Timothy Swyhart (3)(8)	15,000	15,000	-0-	-0-	*
Stag Financial Group, Inc. (7)	1,161,290	1,161,290	661,290	-0-	*
Sunrise Acquisitions Corporation	156,290	156,290	61,290	-0-	*
Paragon Communications, Ltd. (7)	250,000	250,000	-0-	-0-	*
Equity Development Services, Ltd.	148,065	148,065	58,065	-0-	*
Restaurant Training Corporation	148,065	148,065	58,065	-0-	*
Olympus Imports & Exports, Ltd.	639,028	639,028	431,128	-0-	*
GB&W Capital Management, Ltd.	148,065	148,065	58,065	-0-	*
NPM Enterprises, Ltd.	148,065	148,065	58,065	-0-	*
M&A Consulting Company	148,065	148,065	58,065	-0-	*
Deep Blue Associates, Ltd.	156,290	156,290	61,290	-0-	*
Bachman Graphics Studios Corp.	148,065	148,065	58,065	-0-	*
Tin Hong Trading Company, Ltd.	436,777	436,777	294,677	-0-	*
Pinnacle Promotions Corporation	148,065	148,065	58,065	-0-	*
S&S Publishing Limited	148,065	148,065	58,065	-0-	*
Ebbers Realty Company ----------------------	148,065 ---------	148,065 ---------	58,065 ---------	-0- ------	* -----
Total	7,485,000	6,735,000	3,000,000	750,000

(*) Less than 1%.

  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities, and includes any shares of common stock which a person has the right to acquire within 60 days of July 15, 2001.
  Based on 3,100,000 total issued and outstanding shares as of July 15, 2001.
  All of the shares currently owned, including those represented through vested stock options, warrants and other instruments allowing for the acquisition of shares of common stock, are subject to a "lock-up" agreement and cannot be sold for a minimum of 180 days after our common stock begins trading on the OTC Bulletin Board or on any other recognized secondary market on which our common stock or warrants may be quoted.
  Mr. Grider is our President, Chief Executive Officer and Chairman of the Board. The number of shares he currently owns includes 250,000 shares issuable upon the exercise of vested stock options being registered in this registration statement.
  Mr. Boyer is a standing member of our Board of Directors. The number of shares he currently owns includes 250,000 shares issuable upon the exercise of vested stock options being registered in this registration statement.
  Ms. Carlton is our Treasurer and Secretary. The number of shares she currently owns includes 250,000 shares issuable upon the exercise of vested stock options being registered in this registration statement.
  The number of shares currently owned includes 250,000 shares issuable upon the exercise of vested stock options being registered in this registration statement. The options were issued as compensation for consulting services rendered.
  Includes 15,000 shares issuable upon the exercise of vested stock options being registered in this registration statement. The stock options were issued for being a current member of our Advisory Board.
  Victoria Carlton gifted Mrs. Lula F. Platt, a relative, 10,000 common shares from her personal holdings.
  Eric Boyer gifted each William and Sally Owen, both relatives, 2,500 common shares from his personal holdings.

PLAN OF DISTRIBUTION

The selling security holders have advised us that they may offer the shares of common stock and warrants registered under this prospectus to purchasers from time to time:

  in transactions on the OTC Bulletin Board or in any other recognized secondary market on which our common stock or warrants may be quoted (if such a market ever develops), in negotiated transactions, or by a combination of these methods;

  at fixed prices that may be changed;
  at market prices prevailing at the time of the resale;
  at prices related to such market prices; or
  at negotiated prices.

At the date of this prospectus, the selling security holders have not entered into any underwriting arrangements. The selling security holders may sell the shares and warrants registered under this prospectus to or through:

  ordinary brokers’ transactions;

  transactions involving cross or block trades;
  purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;
  "at the market" to or through market makers or into an existing market for our common stock or warrants;
  in other ways not involving market makers or established trading markets, including direct sales to purchasers;
  through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);
  privately negotiated transactions;
  to cover short sales; or
  any combination of the foregoing.

From time to time, one or more of the selling security holders may pledge, hypothecate or grant a security interest in some or all of the shares of common stock registered under this prospectus owned by them, and the pledgees, secured parties or persons to whom such shares have been hypothecated shall, upon foreclosure in the event of default, be deemed to be the selling security holders under this prospectus. The number of shares of common stock registered under this prospectus and beneficially owned by those selling security holders who so transfer, pledge, donate or assign those shares will decrease as and when they take such actions. The plan of distribution for shares sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling security holders under this prospectus. In addition, a selling security holder may, from time to time, sell short shares of common stock. In such instances, this prospectus may be delivered in connection with such short sales and the shares of common stock offered hereby may be used to cover such short sales.

A selling security holder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with that selling security holder, including, without limitation, in connection with distributions of the common stock by the broker-dealers. A selling security holder also may enter into option or other transactions with broker-dealers that involve the delivery of the shares of common stock registered under this prospectus to the broker-dealers, who then may resell or otherwise transfer these shares. A selling security holder also may loan or pledge the shares of common stock registered under this prospectus to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default may sell or otherwise transfer the pledged shares.

Selling security holders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act rather than pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of common stock or warrants registered under this prospectus as agents may receive compensation in the form of commissions, discounts or concessions from the selling security holders or purchasers of the common stock or warrants for whom the broker-dealers may act as agent, or to whom they may sell as principal, or both. The compensation a particular broker-dealer may receive may be less than or more than the customary commissions.

The selling security holders and any broker-dealers who act in connection with the sale of the shares of common stock or warrants under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, as amended. In such event, any commissions they receive and proceeds of any sale of the shares of common stock or warrants may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any of the selling security holders can presently estimate the amount of this compensation. We know of no existing arrangements between any of the selling security holders and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock or warrants registered under this prospectus.

We will pay substantially all of the expenses relating to the registration, offer and sale of the shares of common stock or warrants registered under this prospectus to the public other than commissions or discounts of underwriters, broker-dealers or agents. We also have agreed to indemnify the selling security holders and certain related persons against any losses, claims, damages or liabilities under the Securities Act that arise out of, or are based upon, any untrue or alleged untrue statement of a material fact or the omission or alleged omission in stating a material fact under this registration statement or prospectus. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against the public policy as expressed in the Securities Act and is therefore unenforceable.

The following selling security holders have entered into a "lock-up" agreement and have expressly agreed that they will not sell or otherwise dispose of any of our securities, including, without limitation, common stock, warrants and options, that they may beneficially own until at least 180 days after the first day our common stock trades on the OTC Bulletin Board or on any other recognized secondary market on which our common stock or warrants may be quoted:

  Cary Grider
  Eric Boyer
  Victoria Carlton
  Al Delisle
  Andrew Jones
  Michael Streiter
  Adon Sitra
  John Floyd
  Joel Munguia
  Jay Hepp
  Julie Logan
  Timothy Swyhart

BUSINESS

Overview

We are a holding company involved in the investment and development of theme-based bar and restaurant properties. We were incorporated in the state of Nevada on March 29, 2001, and are currently a developmental stage company.

Our Business Strategy

Our objective is to develop – either internally or through joint ventures, equity investments or partnership agreements – theme-based bar and restaurant concepts that may be expanded into full-fledged chains or franchise opportunities. By co-developing bar and restaurant properties in this manner we will be able to:

  reduce our financial risk by sharing in the development and marketing costs typically associated with opening new bars and restaurants;

  generate secondary revenue streams by providing professional bar and restaurant management consulting services through the collective expertise of our diverse management team; and
  better diversify our bar and restaurant portfolio to reduce our risk exposure to any single bar and restaurant concept.

To achieve our objectives, we have developed the following focal points and strategies we anticipate implementing in our future ventures:

Create a Fun, Energetic, Destination Drinking and Dining Experience. We wish to create and promote a fun, irreverent and socially interactive atmosphere. We intend to accomplish this by utilizing unique bar and restaurant layouts, featuring both well-known and up-and-coming live entertainment performers, including local and nationally known acts, and generating a festive atmosphere which should make our bars and restaurants fun and entertaining to our guests. We believe that if we are successful at achieving this goal, that customers will seek out our bars and restaurants for a wide variety of drinking and dining occasions, including weekend evenings, business occasions, social get-togethers with friends and family members, and regular after-work happy hours and weeknight dining.

Distinctive Theme-Based Concepts. With each bar and restaurant venture we participate in we wish to create a unique theme-based experience for our guests centered around our full bar service, dining offerings and daily entertainment. The theme will be carried throughout our guests’ entire visit and will involve all aspects of the experience, including the exterior design of the building, interior layout and decorum, employee greetings and uniforms, specialty drinks and menu items, and souvenirs unique to that particular theme.

Comfortable Adult Atmosphere. Each bar and restaurant that we open will be primarily adult orientated. While children will be welcomed during daytime hours as long as they are accompanied by a responsible adult at all times during their visit, no one under 21 years of age (or the minimum legal drinking age as established by statute) will be allowed into our properties after 10pm local time. We believe that this policy will help maintain a fun and relaxed atmosphere that appeals to adult guests, and will help attract groups such as private parties and business organizations.

High Standard of Guest Service. We intend to foster a passionate culture of guest service among our employees, ranging from the general manager to the greeters, through intense training, constant monitoring and emphasizing consideration of our guests first and foremost in all decisions. From the moment a guest walks into the front door, we want our guests to experience a high level of guest service provided by a knowledgeable, energetic staff. Bar tenders will be required to be able to free pour simultaneously from multiple liquor bottles and perform "flare" techniques (flipping, tossing and twirling of liquor bottles) for our guests’ entertainment; greeters and servers will be required to introduce guests to the theme-based concept, explain the drink and entree menus, and generally set the stage for a fun and unique experience for them at our theme-based bar and restaurant.

Pursue Disciplined Bar and Restaurant Growth. Our management team intends to grow our company through consistent, disciplined expansion of our theme-based bars and restaurants. Through disciplined growth we will be able to better monitor new bar and restaurant openings and make sure that our guests have a positive experience and leave wanting to return again soon.

Provide Superior Drinking and Dining Value. We believe that our theme-based bars and restaurants should provide our guests with interesting, high quality drinks and entrees. Each theme-based bar and restaurant will serve a unique variety of original drinks, some available in take home souvenir glasses, and generously portioned original entrees – each designed to perpetuate and immerse the guest in the bar and restaurant’s theme concept. It is our goal to generate a US$25 average check per guest, inclusive of food and drinks.

Our Industry Overview

In the United States, consumers are drinking and eating at bars and restaurants at ever increasing rates. According to the Department of Commerce, the restaurant industry generates approximately $257 billion in annual sales, an amount that represents roughly 35% of total consumer food expenditures.

The restaurant industry is comprised of four basic segments: fast food, mid-scale, casual dining and fine dining. The industry itself is highly fragmented by the presence of thousands of independent "mom and pop" operators and small chains. We estimate that chain stores control approximately 61% of the fast food segment while controlling only about 22% of the other three segments combined. As such, we believe that operators of strong concepts, including our theme-based concepts, should be able to continue increasing their overall market share, especially in the casual dining segment.

Casual dining is the fastest growing segment of the restaurant industry. According to the National Restaurant Association, sales in this segment increased at a 6.9% annual compound growth rate throughout the 1990s, and are estimated at $44 billion annually. We believe that this segment of the restaurant industry will continue to benefit from current demographic trends, most notably a maturing baby-boomer population. The baby-boomers, or adults aged 37-55, tend to eat out more than the generations before them. Should this demographic trend continue, as they age so might their frequency for eating out. Another growing trend that we believe will contribute to further increases in casual dining is the two-income family, which may lead to more discretionary income but less discretionary time for cooking and cleaning at home.

In addition to consumers eating out more frequently, they are also drinking more than ever outside of their homes. According to Adams Business Media, a market research group, alcohol sales at bars and restaurants topped $61 billion in 2000, an all-time high. We believe this is statistically important because most drinks are typically marked up between 500% to 800%, which is about double the typical drink markup only four years ago. Should this trend continue, and we believe it will, sales of alcohol may become an increasingly more significant contributor to our overall sales and, possibly, the most significant contributing factor to our net income.

Coconut Grove Grille & Blue Water Bar

On May 25, 2001, we entered into a letter of intent with Tiki-Hut Enterprises, Ltd. ("Tiki-Hut"), a privately held developer of bars and restaurants, to co-develop a chain of bars and restaurants under the concept name Coconut Grove Grille & Blue Water Bar in and around major Caribbean resort and tourist destinations.

The Coconut Grove Grille & Blue Water Bar ("Coconut Grove") concept is a casual, open-aired Caribbean-themed bar and restaurant which offers guests a distinctive and relaxing island drinking and dining experience. Central to each Coconut Grove is a large outside deck and patio area where guests can relax and enjoy their drinks and food while overlooking a beautiful waterfront view. Integrated into the deck and patio area is a free standing tiki bar, stage area for live performances and dancing, and a small swimming pool to accommodate approximately a dozen swim-up barstools.

The restaurant aspect of Coconut Grove features a two-story open-aired Caribbean styled building integrating a thatched roof and rich woods. Coconut Grove’s inside restaurant bar utilizes the full two-story ceiling of the building to prominently feature a large life-like palm tree, complete with simulated indoor afternoon rain showers (simulated rain falls from the ceiling into special cisterns located in the floor once an hour). Also prominently featured inside the restaurant is an open-aired kitchen and glass encased wine cellar capable of storing 3,000 bottles of wine in a climate controlled enviornment.

Beginning in the late morning, Coconut Grove’s outside tiki bar and patio opens to the public serving drinks and light lunch fares. During happy hour (typically 4pm – 7pm, Monday through Friday), Coconut Grove offers guests a free hors d’oeuvres buffet on the outside patio while a live steel drum band entertains guests. The inside restaurant opens at 5pm local time for dinner, except on Sunday when the restaurant opens at 11am for lunch.

Later in the evening, after the sun sets, the outside patio is lit with natural light from real tiki torches while live performers – some local and some headliners who are on tour or invited to perform – will perform for the guests’ entertainment. Guests are encouraged to stay for drinking and dancing to the live music long after the restaurant closes.

Coconut Grove’s drink menu features original specialty drinks such as the Sunset Margarita and the Blue Stingray. Each specialty drink is available in its own unique souvenir glass, mug or shot glass. Coconut Grove’s dinner menu features a variety of hand-cut aged Certified Angus steaks and prime rib, fresh seafood and other Caribbean-styled entrees with prices starting at US$14. In addition, Coconut Grove’s features an extensive list of wines from around the world to complement any meal or occasion.

Further complementing Coconut Grove’s drink and culinary offerings, Coconut Grove has developed its own line of beach and sports wear and related souvenirs. These are marketed primarily to the tourist shopper.

Our growth strategy for Coconut Grove is to concentrate on major Caribbean resort and tourist destinations with disciplined, controlled development with the potential to accelerate development over the next several years. We anticipate the first Coconut Grove will be opened on Seven Mile Beach in Grand Cayman, Cayman Islands. We are currently working through a real estate consultant to evaluate prospective locations and building sites.

Acquisitions

In addition to growing our business through internal theme-based bar and restaurant concept development, joint ventures and strategic investments, we also intend to grow our business through strategic acquisitions. Strategic acquisitions should allow us to add new – and proven – theme-based bar and restaurant concepts to our portfolio without undergoing the time, expense and risk of developing a completely new theme-based concept from the ground up.

While we presently are not in discussions with any acquisition candidates, our management team is actively looking for suitable candidates. A suitable candidate would typically be a multi-unit bar and restaurant operation that has a well established base of regular customers and consistent year over year increases in gross revenues and profits. We will only consider acquisitions of proven and profitable operations.

Operations and Management

Our ability to effectively manage an operation including high volume bars and restaurants, some with live entertainment offerings, is critical to our overall success. In order to maintain quality and consistency at each of our bar and restaurant properties we must carefully train and properly supervise our personnel and the establishment of, and adherence to, high standards relating to personnel performance, food and beverage preparation, entertainment productions and equipment, and maintenance of the facilities. Our current executive officers are capable of overseeing our planned growth over the two years. While staffing levels will vary from property to property, we anticipate our typical bar and restaurant property management staff to be comprised of a general manager, two assistant general managers, a kitchen manager, an assistant kitchen manager, a bar manager, and two assistant bar managers.

Recruiting. We will actively recruit and select individuals who share our passion for guest service. Our selection process includes testing and multiple interviews to aid in the selection of new employees, regardless of their prospective position. We have developed a competitive compensation plan for bar and restaurant management that includes a base salary, bonuses for achieving performance objectives, and incentive stock options. In addition, all employees are entitled to discount meals at any of our bars and restaurants.

Training. We believe that proper training is the key to exceptional guest services. Each new management hire will go through a 12-week training program, which will include cross-training in all management duties. All non-management new hires will go through a two-week training program where they will learn all of our drink and food offerings, operational procedures and our point-of-sale (POS) computer system.

Management Information Systems (MIS). Each bar and restaurant property will be equipped with a variety of integrated management information systems. These systems will include an easy-to-use point-of-sale (POS) computer system which facilitates the movement of guest food and beverage orders between the guest areas and bar operations, kitchen operations, controls cash, handles credit card authorizations, keeps track of sales on a per employee basis for incentive awards purposes, and provides on-site and executive level management with revenue and inventory data. Additionally, we intend to implement a centralized accounting system that will include a food cost program and a labor scheduling and tracking program. Physical inventories of food and beverage items will be performed on a weekly basis. Furthermore, daily, weekly and monthly financial information will be provided to executive level management for analysis and comparison to our budget and to comparable bars and restaurants. By closely monitoring bar and restaurant sales, cost of sales, labor and other cost trends we will be better able to control our costs and inventory levels, and identify problems with individual operations, if any, early on.

Secret Shopper. Because we believe exceptional guest services are paramount to our success, we intend to use a "secret shopper" program to monitor our quality control at all of our bars and restaurants. Secret shoppers are independent persons who test our food, beverage and service as customers without the knowledge of bar and restaurant management or personnel on a periodic basis and report their findings to our executive level management.

Marketing, Advertising and Promotion

Our marketing strategy is aimed at attracting new guests to our bars and restaurants through both traditional and more creative avenues. We focus on building a reputation among local guests (those living within a 20 to 30 mile radius), attracting out-of-towners and tourists, and hosting special events for corporate and special occasion purposes. This is accomplished through:

  pre-opening publicity;

  traditional paid advertising;
  building a community presence; and
  free media exposure.

When opening a new bar and restaurant property, we intend to hire a local public relations firm to assist us in establishing and sustaining our new operation. Such events would include pre-opening parties for local leaders, such as civic and media personalities, and hospitality industry leaders, such as key resort and hotel staff, meeting planners, and convention and visitors bureau representatives.

We then will sustain our bar and restaurant awareness through traditional paid advertising outlets which includes radio and television spots, newspaper and magazine ads, billboards, direct mailings, and hotel concierge cards. Additionally, selective media spots will be purchased to advertise well-known headline performance acts when they are scheduled to perform at one of our bar and restaurant locations.

Furthering our promotional activities, we will establish relationships with area businesses and residents by participating in high-profile events, festivals and sporting events.

And lastly, one of the most important aspects of our marketing strategy: we intend to generate "word of mouth" referrals. This will be accomplished through guests leaving after having an exceptional visit to one of our establishments, through passive advertising from the wearing or use of our clothing and souvenirs sold at some locations, and delivering sample items and free offers to drive-time radio personalities and morning television hosts, thereby earning free media exposure, and invitations for return engagements such as our pre-opening parties.

While we do not have a fixed budget for marketing, we do not intend to spend more than 3% of revenues on marketing and promotion.

Competition

The bar and restaurant industry is intensely competitive. We compete on the basis of taste, quality, price of drinks and food, guest service, location, ambiance, and ultimately, the overall drinking and dining experience of our guests. We compete against many well established competitors with substantially greater financial resources and a longer history of operations than we do. These competitors’ resources and market presence may provide them with advantages in marketing, purchasing and negotiating prices and leases. Furthermore, not only do we compete with other bars and restaurants for sites, but we compete with other retail establishments. Changes in consumer tastes, economic conditions, demographic trends and the location and number of, and type of drinks and food served by, competing bars and restaurants could adversely affect our business as could the unavailability of experienced management and hourly employees.

Employees

As of July 15, 2001, we had 2 full-time employees.

None of our employees are covered by collective bargaining agreements, and we have never experienced an organized work stoppage or strike. We believe that our working conditions and compensation packages are competitive and consider relations with our employees to be very good.

Properties

One of our directors currently provides us with approximately 500 square feet of office space free of charge in a building he owns. He has no plans to begin charging us a rent within the next year for the usage of this space.

Intellectual Property

We currently do not own any trademarks or servicemarks. The terms "Coconut Grove Grille & Blue Water Bar", "Sunset Margarita" and "Blue Stingray" mentioned herein are trademarks and servicemarks belonging to Tiki-Hut. As we grow and develop additional theme-based concepts, we intend to register their respective trademarks and servicemarks with the United States Patent and Trademark Office.

Government Regulations

Our planned bars and restaurants will be subject to regulation by federal agencies and to licensing and regulation by state and local health, sanitation, building, zoning, safety, fire and other departments relating to the development and operation of bars and restaurants. These regulations include matters relating to environmental, building, construction and zoning requirements and the preparation and sale of food and alcoholic beverages. Our facilities must be licensed and subject to regulation under state and local fire, health and safety codes.

Each of our bars and restaurants will be required to obtain a license to sell alcoholic beverages on the premises from a state authority and, in some certain locations, county and/or municipal authorities. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of each of our bars and restaurants, including the minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, and storage and dispensing of alcoholic beverages. We have not encountered any material problems relating to alcoholic beverage licenses to date. The failure to receive or to retain a liquor license in a particular location could adversely affect that bar and restaurant and our ability to obtain such a license elsewhere.

We may become subject to "dram-shop" statues in various states which we may open or operate a bar and restaurant. These statutes generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated individual. We intend to purchase liability insurance for protection against such potential liabilities that is consistent with coverage carried by other competitors in the bar and restaurant industry. However, even with such insurance coverage, a judgement against us under a dram-shop statute in excess of our liability coverage could have a material adverse effect on us.

Our operations are also subject to federal, state and local laws governing such matters as wages, working conditions, citizenship requirements and overtime. Some states have set minimum wage requirements higher than the federal level. Significant numbers of future hourly personnel at our bars and restaurants will be paid at rates related to the federal or state mandated minimum wage and, accordingly, increases in the minimum wage will increase our labor costs. Other governmental initiatives such as mandated health insurance, if implemented, could adversely affect us as well as the bar and restaurant industry in general. We are also subject to the Americans With Disabilities Act of 1990, which, among other things, may require certain renovations to our future properties to meet federally mandated requirements. The cost of such renovations, if any, is not expected to materially affect us or our operations.

LEGAL PROCEEDINGS

We are not currently party to any legal proceedings, nor are we aware of any pending or threatened actions against us.

MANAGEMENT

Our directors, executive officers and key management personnel, including their ages and respective positions as of July 15, 2001, are as follows:

Name ----	Age ---	Position --------
Cary Grider	33	Co-Founder, President, Chief Executive Officer and Chairman of the Board
Victoria Carlton	26	Co-Founder, Treasurer and Secretary
Eric Boyer	32	Co-Founder and Director

Our Board of Directors is comprised of only one class of director. Each director is elected to hold office until the next annual meeting of shareholders and until his successor has been elected and qualified. Officers are elected annually by the Board of Directors and hold office until successors are duly elected and qualified. The following is a brief account of the business experience of each of our directors and executive officers. There is no family relationship between any director or executive officer.

CARY GRIDER is one of our co-founders and has served has our President, Chief Executive Officer and Chairman of the Board since our inception in March 2001. Mr. Grider has over 15 years experience in the food and beverage industry. He concurrently is the general manager of Lucy’s Retired Surfer’s Bar on Sixth Street in Austin, Texas, a local bar featuring nightly live music from both local and national bands. Since taking this position in early 2000, Mr. Grider has been able to increase overall sales by more than 200%. He was also able to cut liquor costs by over 52% during his first three weeks; liquor costs have since fallen another five percent. Prior to his position at Lucy’s, Mr. Grider worked for five years at T.G.I. Friday’s where he was he served as a manager and bartender. Prior to getting involved at a management level in the food and beverage industry, Mr. Grider worked as an art director as Trans Texas Printing, Inc. Mr. Grider has Bachelors of Fine Arts in Design from Stephen F. Austin University in Austin, Texas and a Bachelors of Fine Arts in Electronic Design and Media from the University of Texas in Austin, Texas.

VICTORIA CARLTON is one of our co-founders and has served as Treasurer and Secretary since our inception in March 2001. She currently serves as Human Resources Coordinator for Theochem Corporation, an international chemical company located in Tampa, Florida. Prior to her current position, she worked for IBM for three years. At IBM she worked with the Global Services and eBusiness development teams on the Y2K eBusiness Customer Readiness Project. Ms. Carlton attended University of South Florida in Tampa, Florida.

ERIC BOYER is one of our co-founders and has served as a Director since our inception in March 2001. Mr. Boyer has more than 12 years experience in the advertising and television industry. He currently is a partner and Senior

Editor at Prism Digital Post, a company he help co-found in March 2000 in

Alexandria, Virginia. Mr. Boyer's creativity has been utilized in many national advertising and market campaigns, and can still be seen today. Prior clients include Choice Hotels, Arby's, Southwest Airlines, Southwestern Bell, Bell Atlantic, Ponderosa Restaurants, Texas and Maryland tourism departments, and a broad spectrum of political races around the country. Mr. Boyer also does some subcontracting work for the major networks for special events across the country such as O's TV (Baltimore Orioles special programming), Presidential Inaugurals for NBC, and the Antiques Road Show on the Public Broadcast System (PBS). In addition to his work at Prism, Mr. Boyer does some freelance work in New York and Los Angeles. Prior to his co-founding Prism, Mr. Boyer worked as a senior editor at 501 Group in Austin, Texas.

ADVISORY BOARD

Our Advisory Board members provide our Board of Directors and executive officers with strategic guidance in general management, sales and marketing, and the food and beverage industry. Members of our Advisory Board are not eligible to vote in any voting matters brought before our Board of Directors. Our Advisory Board members and their backgrounds are:

General Management Guidance

ANDREW JONES has been a member of our Advisory Board since May 2001. He is currently the Director of Sales for Affordable Access, Inc. ("AAI"), a Texas legal services plan corporation with members throughout the state of Texas. AAI plans to begin operations in other states in 2002 and rapidly become a strong force throughout the United States in the legal services plan industry. Mr. Jones is also the 2001-2002 President-elect and Director and 2000-2001 Secretary of the North Dallas Bar Association. Mr. Jones serves as a member of the Board of Directors at Stag Financial Group, Inc. Mr. Jones holds the degree of Bachelor of Arts in Government from the University of Texas at Austin and the degree of Juris Doctorate from the Baylor University School of Law. Mr. Jones is licensed to practice law by the Supreme Court of Texas and has been admitted to federal practice in the United States District Court for the Northern District of Texas.

ADON SITRA has been a member of our Advisory Board since May 2001. Mr. Sitra has over thirty years experience in commercial real estate analysis, development and brokerage. Mr. Sitra founded Sitra Corp. in 1980 and has retained sole ownership since its inception. Mr. Sitra acquired, developed and managed over $14,000,000 of real estate for his company and select investors during the 1980s. He was selected to the Chamber of Commerce’s V.I.P. List and Business Leaders List in Austin, Texas. In 1991 Mr. Sitra expanded Sitra Corp. to include Employee Benefits, which now operates as an independent profitable division. Mr. Sitra holds a B.B.A. from Texas Christian University in Fort Worth, Texas.

Sales and Marketing Guidance

AL DELISLE has been a member of our Advisory Board since May 2001. Mr. Delisle has over 10 years experience in channel sales management of value added resellers and system integrators within the IT industry. He currently works as an independent Business Development consultant. Prior to his current position he co-founded in August 1997 Inform Worldwide Holdings, Inc. (OTC: IWWH), formerly Anything Internet Corporation. At Inform Worldwide he served as a director and Channel Development Manager. He was also responsible for assisting Inform Worldwide develop an effective investor relations program. Mr. Delisle left Inform Worldwide in early July 2001 to become an independent consultant. Prior to co-founding Inform Worldwide, Mr. Delisle worked at a variety of positions for Tech Data Corporation, the second largest wholesale distributor of IT productions and solutions in the United States. Mr. Delisle currently serves as a member of the Board of Directors for Web-Designs.net, Inc. and Stag Financial Group, Inc. Mr. Delisle holds a Bachelor of Science Degree in Business Administration from Babson College and a Certificate in Strategies for E-Business Success from the Management Development Institute at Eckerd College in St. Petersburg, Florida.

MICHAEL STREITER has been a member of our Advisory Board since May 2001. Mr. Streiter's expertise includes brand positioning, marketing and advertising as a member of the creative team at Tracy Locke Partnership, a $420 million agency that ranks as the 9th largest promotions-oriented agency in the world and one of the larger marketing communication agencies in the U.S. At Tracy Locke, Mr. Streiter is primarily responsible for the Harrah’s Casino (NYSE: HET) account. Prior to joining Tracy Locke in 2001, Mr. Streiter practiced law with Jones, Day, Reavis & Pogue in Dallas, Texas. While at this firm, he represented a wide array of multi-national clients in various high profile litigation cases, including Ford, Mazda, Honda, Texas Instruments and R.J. Reynolds. Mr. Streiter graduated from the University of Miami Summa Cum Laude with a B.A. in History and also holds a Juris Doctorate from the University of Virginia School of Law.

JULIE LOGAN has been a member of our Advisory Board since May 2001. Miss Logan is an interior design consultant specializing in the selection and integration of fabrics, furniture, and floor and wall coverings. She currently works for KBK Enterprises, Inc., an interior decorating showroom firm in Tampa, Florida. Miss Logan also performs volunteer services for the Salvation Army where she assists with the interior design work of homes for the homeless and unadoptable children. Miss Logan is a current member of the American Society of Interior Designers (ASID), an interior design professional organization. Miss Logan studied at the International Academy of Design and Technology in Tampa, Florida.

Food and Beverage Industry Guidance

JOHN FLOYD has been a member of our Advisory Board since May 2001. Mr. Floyd has more than 16 years experience in the food and beverage industry. Mr. Floyd currently works as a consultant assisting in the pre-opening, grand opening and post-opening operational phases of upscale restaurants and night clubs. Prior to his current business pursuits, Mr. Floyd worked for six years in front-line customer service positions, managing staffs, managers, and assuring profitability through detailed business operations. He also has developed and implemented various operational systems, staff and manager training programs, and manuals for a wide range of environments and dynamics. Mr. Floyd attended the School of Business and Accounting at the University of Texas in Austin, Texas.

JOEL MUNGUIA has been a member of our Advisory Board since May 2001. Mr. Munguia has over ten years experience in the bar and restaurant industry. He currently is the Texas Area Food Tech and National Back of the House Coordinator for Carrabba’s Italian Grill. He is directly responsible for the administration and oversight of 12 Carrabba’s kitchen management teams in the state of Texas. Mr. Munguia is also responsible for the logistics, pre- and post-opening training programs, and establishment of the kitchen and related staff and management personnel for new Carrabba’s locations. Prior to joining Carrabba’s in 1995, Mr. Munguia worked at Tony Roma’s Rib House.

JAY HEPP has been a member of the Advisory Board since May 2001. Mr. Hepp has over 12 years experience in the food and beverage industry. He is currently responsible for all aspects of the bar for the Tampa Ale House located in Tampa, Florida. Prior to his employment at the Tampa Ale House, Mr. Hepp was the bar manager at Rio Bravo in charge of inventory ordering, minimizing liquor costs, writing schedules and training bar personnel. Prior to his working at Rio Bravo, Mr. Hepp worked for over four years at Apple Bee’s Neighborhood Bar and Restaurant as a bartender and bar trainer. Mr. Hepp attended St. Petersburg Junior College in Clearwater, Florida.

TIMOTHY SWYHART has been a member of our Advisory Board since May 2001. Mr. Swyhart has over 18 years experience in the food and beverage industry. He is responsible for the grand opening and management training of several international franchise restaurants. Prior to his international efforts, Mr. Swyhart worked 12 years domestically as a general manager for the corporate chains T.G.I. Friday’s and Chili’s, Bennigan’s and Sam Hill's Waterfront Bar and Grill. Mr. Swyhart earned his B.S. in Business Management from Western Kentucky University where he played college football and was the member in charge of recruitment of the Lambda Chi Alpha fraternity.

COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors presently does not have any active committees.

DIRECTOR COMPENSATION

Each of our directors received 500,000 shares of our common stock and options to purchase an additional 250,000 shares of our common stock at an exercise price of $0.05 a share. These stock options vested immediately. Additionally, we reimburse our directors for travel and lodging expenses associated with their attendance of Board meetings.

Each member of our Advisory Board received options to purchase 15,000 shares of our common stock at an exercise price of $2.00. These stock options vested immediately.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid during the six-months ending June 30, 2001, which includes all compensation paid since our inception on March 29, 2001, of the fiscal year ending December 31, 2001 to our Chief Executive Officer and each of our other executive officers and directors. No person has received compensation equal to or exceeding $100,000 nor have any bonuses been awarded since our inception on March 29, 2001. Furthermore, we do not foresee paying any of our executive officers or directors any type of cash compensation during the current fiscal year.

Name and Principal Position ----------	Year ----	Annual Compensation -------------------			Awards ------		Payouts -------
		Salary ($) ------	Bonus ($) ------	Other Annual compen-sation ($) -------	Restricted Stock Award(s) ($) ---------	Securities Underlying Options/ SAR’s (#) -----------	LTIP Payouts ($) ------	All Other Compen-sation ($)(2) --------
Cary Grider President, CEO and Chairman	2001(1)	-0-	-0-	-0-	$500 (3)	250,000 (4)	-0-	-0-

Victoria Carlton Treasurer and Secretary	2001(1)	-0-	-0-	-0-	$500 (3)	250,000 (4)	-0-	-0-

Eric Boyer Director	2001(1)	-0-	-0-	-0-	$500 (3)	250,000 (4)	-0-	-0-

  Only includes results through June 30, 2001. We do not have any previous compensation information because we were incorporated in the State of Nevada on March 29, 2001 and are still a developmental stage business. Furthermore, we do not foresee paying any of our executive officers or directors any type of cash compensation during the fiscal year 2001.

  None of the named executive officers received perquisites and other personal benefits, securities or property in excess of the lesser of $50,000 or 10% of such officer's total annual salary and bonus.
  Includes a one-time grant of 500,000 shares of our common stock issued as compensation for serving on our Board of Directors valued at $0.001 a share, or $500. We are registering 250,000 of the 500,000 shares of common stock awarded in this registration statement.
  Includes 250,000 shares issuable upon the exercise of vested stock options being registered in this registration statement.

Option Grants Since Our Inception on March 29, 2001

The following table provides summary information as of June 30, 2001 regarding stock options granted to our Chief Executive Officer, other executive officers and directors since our inception on March 29, 2001. The table does not show individual option grants made to members of our Advisory Board nor to outside consultants:

Name and Principal Position ------------------	Number of Securities Underlying Options Granted (#) -----------	Percent of Total Options/SAR’s Granted Since Inception (1)(2) -------------	Exercise or Base Price ($/Share) -----------	Expiration Date ----------
Cary Grider President, CEO and Chairman	250,000 (3)	18.1%	$0.05	3/29/2006

Victoria Carlton Treasurer and Secretary	250,000 (3)	18.1%	$0.05	3/29/2006

Eric Boyer Director	250,000 (3)	18.1%	$0.05	3/29/2006
  As of June 30, 2001.

  Also includes, for the purpose of calculating the total percentage of options and stock appreciation rights (SAR’s), options and SAR’s granted to members of our Advisory Board and outside consultants. As of June 30, 2001 there were 1,385,000 options issued and outstanding (see "Shares Eligible for Future Sale").

  Includes 250,000 shares issuable upon the exercise of vested stock options being registered in this registration statement.

Option Exercises and Holdings

The following table provides summary information regarding option exercises since our inception on March 29, 2001 and the value of options held as of June 30, 2001 by our Chief Executive Officer, executive officers and directors:

Name and Principal Position ------------------	Shares Acquired on Exercise (#) ------------	Value ($) Realized ---------	Number of Unexercised Options as of June 30, 2001 (#) Exercisable/ Unexercisable --------------	Value of Unexercised In-The-Money Options as of June 30, 2001 ($)Exercisable/ Unexercisable ---------------
Cary Grider President, CEO and Chairman	-0-	-0-	250,000/0	$2,500 (1)

Victoria Carlton Treasurer and Secretary	-0-	-0-	250,000/0	$2,500 (1)

Eric Boyer Director	-0-	-0-	250,000/0	$2,500 (1)
  The total value of unexercised in-the-money options is based upon the difference between the $0.06 price per share used in our recent acquisition of marketable securities and the exercise price of $0.05 per share for the 250,000 options held by each Mr. Grider, Ms. Carlton and Mr. Boyer, all of which are being registered in this registration statement.

Employment Agreements

We have not entered into any employment agreements with any of our employees. All future employment arrangements are subject to the discretion of our Board of Directors.

Employee Stock Ownership Program (ESOP)

We have not established any form of an employee stock ownership program (ESOP), including stock option, retirement, incentive, defined benefit, actuarial, pension or profit-sharing programs for the benefit of our executive officers, directors or other employees. It is possible, and even likely, that our Board of Directors may recommend the adoption of one or more such programs prior to the conclusion of the current fiscal year.

Non-Plan Benefits

In addition to the options granted to our Chief Executive Officer, other executive officers and directors described in the tables above, as of June 30, 2001 we have granted an additional 635,000 options to 11 persons, including members of our Advisory Board and outside consultants. All together as of June 30, 2001 we have a total of 1,385,000 options issued and outstanding.

Out of these other option grants, 500,000 are currently vested, exercisable at a price of $0.05 a share, and expire on March 29, 2006. The remaining 135,000 options were issued to members of our Advisory Board and are exercisable at a price of $2.00 a share and expire on May 18, 2004.

PRINCIPAL STOCKHOLDERS

The following table present certain information as of July 15, 2001 regarding the beneficial ownership of our common stock by:

  each person or entity known by us to own beneficially 5% or more of our issued and outstanding common stock;

  each of our directors; and
  all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by them. The number of shares of common stock issued and outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options or warrants held by such person that are exercisable within 60 days of July 15, 2001, but exclude shares of common stock underlying options or warrants held by any other person. The percentage of beneficial ownership is based on 3,100,000 shares of common stock issued and outstanding as of July 15, 2001, before any consideration is given to issued and outstanding options, warrants or convertible securities.

	Shares Beneficially Owned -------------------------
Name and Address Of Beneficial Owner -------------------		Percentage Owned ----------------
Directors and Executive Officers: (1) -------------------------------------	Shares Beneficially Held -----------	Before Exercising(2) -------------	After Exercising(3) -------------
Cary Grider (4)(5)(6) 9801 West Parmer Ln. #2212 Austin, TX 78717	1,072,580	16.1%	14.3%
Victoria Carlton (4)(5)(6) 4301 Beau Rivage Cir. Lutz, FL 33549	1,062,580	34.3%	14.2%
Eric Boyer (4)(5)(6) 505 Beebe Ct. Frederick, MD 21703	1,072,580	15.8%	14.3%
All directors and officers as a group (3 persons)	3,207,740	48.1%	42.9%

Five Percent Stockholders -------------------------
Stag Financial Group, Inc. (5)(7) P. O. Box 23542 Tampa, FL 33623	1,161,290	8.1%	15.5%
Paragon Communications, Ltd. (5) 2307 Sunny Slope Dr. Austin, TX 78703	250,000	*	3.3%
Olympus Imports & Exports, Ltd. (8) Box 3816 Road Town, Tortola, British Virgin Islands	639,028	6.7%	8.5%
Tin Hong Trading Company, Ltd. (9) Frejgatan 13 11479 Stockholm, Sweden	436,777	*	5.8%

* Less than 1%

  Does not include persons who serve solely on our Advisory Board.

  Based on 3,100,000 shares of common stock issued and outstanding as of July 15, 2001.
  Based on 7,485,000 shares of common stock issued and outstanding, assuming all outstanding warrants and options are exercised into shares of common stock.

  All of the shares currently owned, including those represented by vested stock options, warrants and other instruments allowing for the acquisition of shares of our common stock, are subject to a "lock-up" agreement and cannot be sold for a minimum of 180 days after our common stock begins trading on the OTC Bulletin Board or on any other recognized secondary market on which our common stock or warrants may be quoted.
  Includes 250,000 shares issuable upon the exercise of vested stock options being registered in this registration statement.
  Includes 322,580 warrants exercisable into common stock at $4.00 a share being registered in this registration statement.
  Includes 661,290 warrants exercisable into common stock at $4.00 a share being registered in this registration statement.
  Includes 431,128 warrants exercisable into common stock at $4.00 a share being registered in this registration statement.
  Includes 297,902 warrants exercisable into common stock at $4.00 a share being registered in this registration statement.

CERTAIN TRANSACTIONS

As of the date of this registration statement, we have not entered into a transaction since our inception on March 29, 2001 with a value in excess of $60,000 with a Director, officer, or beneficial owner of 5% or more of our capital stock, or members of their immediate families that had, or is to have, a direct or indirect material interest in us.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Although the shares of our common stock are publicly held, there has been no trading market for these shares of common stock. Eventually we intend to submit an application to have our common stock listed on the OTC Electronic Bulletin Board market under the proposed trading symbol "PRDI." However, because there has never been a market for our common stock, we can give no assurance, if we are successful at obtaining a listing for our common stock, that a liquid and active market will ever develop, or if developed, that it will be sustained.

Furthermore, the initial trading price of our common stock, if it is approved for trading, will be determined by the negotiation between ourselves and the initial market maker posting bid and ask quotations for our common stock, and will not necessarily bear any direct relationship to our assets, earnings, book value or other generally accepted criteria of value.

As of July 15, 2001, we had approximately 20 stockholders of record. This does not include stockholders who might be holding common stock in their accounts at broker-dealers.

DIVIDEND POLICY

We have never declared or paid cash dividends. We currently intend to retain all future earnings for the operation and expansion of our business and do not anticipate paying cash dividends on the common stock in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, earnings,

capital requirements, contractual restrictions and other factors deemed relevant by our board.

SHARES ELIGIBLE FOR FUTURE SALE

We are authorized to issue up to 25,000,000 shares of our common stock. If all warrants and stock options are exercised and released, we would have 7,485,000 shares issued and outstanding (fully diluted basis). In such an event, we would have approximately 17,515,000 shares of authorized, but unissued, common stock available for issuance without further shareholder approval. Any issuance of additional shares of common stock may cause current shareholders to suffer significant dilution, which may adversely affect prevailing market prices, should a market for our common stock ever develop.

Additionally, in the event a market does develop for our common stock, future sales of substantial amounts of common stock into the public market could adversely affect any prevailing market prices and our ability to raise equity capital in the future.

As of July 15, 2001, we had 3,100,000 shares of common stock issued and outstanding. All of these shares are currently restricted from resale pursuant to Section 4(2) of the Securities Act and Rule 144 thereunder. All but 750,000 of these shares are being registered in this registration statement. Subject to the volume and other restrictions of Rule 144, the remaining 750,000 shares become eligible for sale on March 29, 2002. If the current holders of these shares remain officers and/or directors, the shares will not become eligible for sale until March 29, 2003.

As of July 15, 2001, we had the following options to purchase shares of common stock outstanding:

No. of Options	Exercise Price	Vesting Period	Expiration Date
--------------	--------------	--------------	---------------
1,250,000	$0.05	Fully Vested	March 29, 2006
135,000	$2.00	Fully Vested	May 18, 2004
---------------
1,385,000

All of the options issued and outstanding are being registered in this registration statement. However, until the Commission declares such registration statement effective any shares of common stock issued to exercising option holders will be subject to the resale restrictions of Rule 144.

As of July 15, 2001, we had 3,000,000 warrants issued and outstanding. Each warrant is exercisable into a share of common stock at an exercise price of $2.00 a warrant. All of the warrants and underlying common stock are being registered in this registration statement. However, until the Commission declares such registration statement effective any shares of common stock issued to exercising warrant holders will be subject to the resale restrictions of Rule 144.

In general, under Rule 144 as currently in effect, an affiliate or person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (two years for insiders) will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) one percent of our then outstanding shares of common stock or (ii) the average weekly trading volume of our common stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales made pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and the availability of current public information about the issuing company. A person (or persons whose shares are aggregate) who is not deemed to have been an affiliate at any time during the 90 days immediately preceding the sale and who has beneficially owned the shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to the limitations described herein.

DESCRIPTION OF SECURITIES

We are authorized to issued 55,000,000 shares of capital stock, comprised of 25,000,000 shares of common stock, class A ("common stock"), with a par value of $0.001 per share, 10,000,000 shares of common stock, class B, with a par value of $0.001 per share, and 20,000,000 shares of preferred stock, with a par value of $0.001 per share. As of July 15, 2001, there were 3,100,000 shares of common stock issued and outstanding and no shares of common stock, class B, or preferred stock issued and outstanding.

Common Stock

Our Articles of Incorporation authorizes us to issue up to 25,000,000 shares of common stock, class A, $0.001 par value. Each holder of our common stock is entitled to one vote for each share held of record on all voting matters we present for a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to our common stock. All shares of our common stock are entitled to share equally in dividends from sources legally available when, as and if declared by our Board of Directors. All outstanding shares of our common stock are, along with the common stock being registered in this registration statement (upon issuance and sale), fully paid and non-assessable.

In the event of our liquidation or dissolution, all shares of our common stock are entitled to share equally in our assets available for distribution to stockholders. However, the rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of common stock, class B or preferred stock that our Board of Directors may decide to issue in the future.

Common Stock, Class B

Our Articles of Incorporation authorizes us to issue up to 10,000,000 shares of common stock, class B, $0.001 par value. As of July 15, 2001 there were no shares of common stock, class B issued or outstanding. Our Board of Directors is authorized, without further action by the shareholders, to issue shares of common stock, class B and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms. We believe that the Board of Directors’ power to set the terms of, and our ability to issue, common stock, class B will provide flexibility in connection with possible financing or acquisition transactions in the future. The issuance of common stock, class B, however, could adversely affect the voting power of holders of common stock and decrease the amount of any liquidation distribution to such holders. The presence of outstanding common stock, class B could also have the effect of delaying, deterring or preventing a change in control of our company. We have no present plans to issue any shares of common stock, class B.

Preferred Stock

Our Articles of Incorporation authorizes us to issue up to 20,000,000 shares of preferred stock, $0.001 par value. As of July 15, 2001 there were no shares of preferred stock issued or outstanding. Our Board of Directors is authorized, without further action by the shareholders, to issue shares of preferred stock and to fix the designations, number, rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms. We believe that the Board of Directors’ power to set the terms of, and our ability to issue, preferred stock will provide flexibility in connection with possible financing or acquisition transactions in the future. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock and decrease the amount of any liquidation distribution to such holders. The presence of outstanding preferred stock could also have the effect of delaying, deterring or preventing a change in control of our company. We have no present plans to issue any shares of preferred stock.

Warrants

As of July 15, 2001, we had 3,000,000 warrants issued and outstanding. Each outstanding warrant entitles the holder to purchase one share of common stock at an exercise price of $4.00 per share through December 31, 2003 at which time the warrants expire. The warrants contain provisions that protect the holder against dilution by adjustment of the exercise price in certain events, including, but not limited to, stock dividends, stock splits (forward and reverse), reclassifications and/or mergers. The holder of a warrant does not possess the rights of a common stock shareholder. The shares of common stock, when issued upon the exercise of the warrants in accordance with the terms thereof, will be fully paid and non-assessable.

We may redeem the warrants, at a price of $0.001 per warrant, at any time through December 31, 2003 upon not less than 30 days, nor more than 60 days, prior written notice, provided that the closing bid quotation for the common stock as reported by any quotation medium on which the common stock is quoted is at least $5.00 for ten consecutive trading sessions ending on the two days prior to the day on which notice of redemption is given.

Transfer Agent

Our stock transfer agent is Transfer Online, Inc. Transfer Online’s address is 227 South West Pine Street, Suite 300, Portland, Oregon 97204, and their telephone and fax numbers are (503)227-2950 and (503)227-6874, respectively.

LEGAL MATTERS

The validity of the shares of common stock, warrants and options offered by selling security holders will be passed upon by the law firm of Andrew L. Jones, P.C., 4408 Normandy Ave., Dallas, Texas 75205.

EXPERTS

Baumann, Raymondo & Company, PA, 11210 North Dale Mabry Hwy., Tampa, Florida 33618, independent certified public accountants, have audited the financial statements of Premier Development & Investment, Inc. from inception to June 30, 2001. We have included these financial statements in the prospectus and elsewhere in this registration statement in reliance on their report, given on their authority as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On June 2, 2001, we engaged Baumann, Raymondo & Company, PA, as our independent public accountants. Prior to this engagement we had no independent public accountant.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

Our Articles of Incorporation and our Bylaws each contain provisions eliminating the personal liability of our directors and officers for monetary damages for breach of fiduciary duty as a director or officer, except for liability:

  for breach of duty or loyalty to our company or its stockholders; or

  for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; or
  for any transaction from which the director or officer derived an improper personal benefit.

These provisions offer our directors protection against awards of monetary damages resulting from breaches of their duty of care, except as indicated above, including grossly negligent business decisions made in connection with takeover proposals. As a result of these provisions, our stockholders’ ability to successfully sue a director or officer for a breach of his duty of care has been limited. The Securities and Exchange Commission has taken the position that the provisions will have no effect on claims arising under the federal securities laws.

To the extent we have the power to indemnify our directors, officers and controlling persons under the provisions described above, we have been advised that in the opinion of the Commission such indemnification is against public policy and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act with respect to the common stock, warrants and options offered. This prospectus is part of that registration statement and does not contain all the information included in the registration statement. For further information with respect to us and our common stock, warrants and options, you should refer to the registration statement and its exhibits. Portions of the exhibits may have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts or other documents filed as an exhibit to the registration statement, and these statements are hereby qualified in their entirety by reference to the contract or document.

The registration statement may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Regional Offices at the Commission located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of those filings can be obtained from the Commission’s Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and may also be obtained from the web site that the Commission maintains at http://www.sec.gov. You may also call the Commission at 1-800-SEC-0330 for more information.

As of the date of this prospectus, we will become subject to the reporting requirements of the Securities and Exchange Act and, we will therefore, file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission set forth above, and copies of these materials can be obtained from the Commission’s Public Reference Section at prescribed rates. We intend to furnish our stockholders with annual reports containing audited financial statements and any other periodic reports we deem appropriate or as may be required by law.

FINANCIAL STATEMENTS

The Financial Statements required by Item 201 of Regulation S-B are stated in U.S. dollars and are prepared in accordance with U.S. Generally Accepted Accounting Principles. The following financial statements pertaining to Premier Development & Investment, Inc. are filed as part of this prospectus.

PAGE

INDEPENDENT AUDITORS’ REPORT	F-2

FINANCIAL STATEMENTS -

BALANCE SHEET AS OF JUNE 30, 2001	F-3

STATEMENT OF OPERATIONS FOR THE PERIOD MARCH 29, 2001	F-4
(INCEPTION) TO JUNE 30, 2001

STATEMENT OF CASH FLOWS FOR THE PERIOD MARCH 29, 2001	F-5
(INCEPTION) TO JUNE 30, 2001

STATEMENT OF STOCKHOLDERS’ EQUITY FOR THE PERIOD	F-6
MARCH 29, 2001 (INCEPTION) TO JUNE 30, 2001

NOTES TO FINANCIAL STATEMENTS	F-7

[Baumann, Raymondo & Company, PA logo]

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders

Premier Development & Investment, Inc.

Tampa, Florida

We have audited the accompanying balance sheet of Premier Development & Investment, Inc. (a Development Stage Company), as of June 30, 2001, and the related statements of operations, cash flows and stockholders’ equity for the period from March 29, 2001 (date of inception) to June 30, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Premier Development & Investment, Inc. at June 30, 2001 and the result of its operations and its cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note A, the Company has been in the development stage since its inception on March 29, 2001. Realization of a major portion of the assets is dependent upon the Company’s ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

/s/ Baumann, Raymondo & Company, P.A.

BAUMANN, RAYMONDO & COMPANY, P.A.

Tampa, Florida

July 3, 2001

PREMIER DEVELOPMENT & INVESTMENT, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
JUNE 30, 2001

ASSETS

CURRENT ASSETS
Marketable securities	$16,500
Prepaid expenses	1,125

TOTAL ASSETS	$17,625

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$15

TOTAL LIABILITIES	15

STOCKHOLDERS' EQUITY
Class A voting common stock, $.001 par value, 25,000,000 shares	3,100
authorized, 3,100,000 shares issued and outstanding
Class B common stock, $.001 par value, 10,000,000 shares	-
authorized, 0 shares issued and outstanding
Preferred stock, $.0001 par value, 20,000,000 shares	-
authorized, 0 shares issued and outstanding

Additional paid-in capital	25,490

Deficit accumulated during the development stage	(10,980)

Total stockholders' equity	17,610

LIABILITIES AND STOCKHOLDERS' EQUITY	$17,625

Read independent auditors' report.
The accompanying notes are an integral part
of these financial statements.

PREMIER DEVELOPMENT & INVESTMENT, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
MARCH 29, 2001 (INCEPTION) TO JUNE 30, 2001

REVENUE		$-

OPERATING EXPENSES
Consulting services		1,265
Director fees		375
Salaries		2,400

TOTAL OPERATING EXPENSES		4,040

OTHER EXPENSE
Unrealized loss on marketable securities		6,940

NET LOSS		$(10,980)

EARNINGS PER COMMON SHARE
Basic	$	NIL

Fully diluted	$	NIL

WEIGHTED AVERAGE NUMBER OF CLASS A
COMMON SHARES OUTSTANDING
Basic		3,092,473

Fully diluted		7,477,473

Read independent auditors' report.
The accompanying notes are an integral part
of these financial statements.

PREMIER DEVELOPMENT & INVESTMENT, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
MARCH 29, 2001 (INCEPTION) TO JUNE 30, 2001

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(10,980)
Adjustments to reconcile net loss to cash provided by used (in)
operating activities:
Unrealized loss in marketable securities	6,940
Common stock issued in connection with services provided by directors	1,500
Common stock issued in connection with services provided by consultants	1,250
Common stock issued in connection with donated services of officers	2,400
Decrease (increase) in current assets:
Prepaid expenses	(1,125)

Increase (decrease) in current liabilities
Accounts payable	15
Total adjustments	10,980

Net cash provided by (used) in operating activities	-

NET INCREASE IN CASH	-

CASH, BEGINNING OF PERIOD	-

CASH, END OF PERIOD	$-

SUPPLEMENTAL DISCLOSURE OF A NONCASH INVESTING AND FINANCING ACTIVITY

The Company issued 350,000 shares of its Class A common stock in conjunction with the acquisition of 50,000 shares of Inform Worldwide Holdings Inc.

Read independent auditors' report.
The accompanying notes are an integral part
of these financial statements.

PREMIER DEVELOPMENT & INVESTMENT, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY
MARCH 29, 2001 (INCEPTION) TO JUNE 30, 2001

				DEFICIT
				ACCUMULATED
				DURING THE
	COMMON STOCK		PAID-IN	DEVELOPMENT
	SHARES	AMOUNT	CAPITAL	STAGE	TOTAL

BALANCE, MARCH 29, 2001
(INCEPTION)	-	$-	$-	$-	$-
Issuance of common stock
to directors for services	1,500,000	1,500	-	-	1,500

Issuance of common stock
To consultants for services	1,250,000	1,250	-	-	1,250

Issuance of common stock
In connection with acquisition of
marketable securities	350,000	350	23,090	-	23,440

Donated services by officers	-	-	2,400	-	2,400

Net loss during period	-	-	-	(10,980)	(10,980)

BALANCE, JUNE 30, 2001	3,100,000	$3,100	$25,490	$(10,980)	$17,610

Read independent auditors' report.
The accompanying notes are an integral part
of these financial statements.

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Premier Development & Investment, Inc., ("Premier") a Nevada corporation organized on March 29, 2001, is a development stage company, and as such has devoted most of its efforts since inception to developing its business plan, issuing common stock, raising capital, establishing its accounting systems and other administrative functions.

Premier's strategy is to be a developer and operator of theme based restaurants and bars.

Marketable Securities

Premier's security investments that were acquired in conjunction with the issuance of its common stock are held principally for the purpose of selling them in the near term and are classified as trading securities. Trading securities are recorded at fair value on the balance sheet in current assets, with the change in fair value during the period included in earnings.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

Premier records its federal and state tax liability in accordance with Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes". The deferred taxes payable are recorded for temporary differences between the recognition of income and expenses for tax and financial reporting purposes, using current tax rates.

Deferred assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Since its inception, Premier has an accumulated loss of $ 4,040 for income tax purposes, which can be used to offset future taxable income through 2016. The potential tax benefit of this loss is estimated as follows:

Future tax benefit $ 606

Valuation allowance (606)

Net tax benefit $ 0

As of June 30, 2001, no deferred tax assets or liabilities are recorded in the accompanying financial statements.

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings per Share

On March 3, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128, "Earnings Per Share", which provides for the calculation of Basic and Diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of the entity.

Premier adopted this pronouncement during the period and as such reported the basic earnings per share, based on the weighted average number of shares outstanding, and the fully diluted earnings per share as though the 6,735,000 Class A voting common shares (which represents the registration for resale the selling security holders 2,350,000 shares, and provision for 4,385,000 Class A voting common shares to the extent of the exercise of the 3,000,000 warrants and 1,385,000 options) by Premier were outstanding.

Fiscal Year

The Company elected December 31 as its fiscal year end.

NOTE B - STOCK REGISTRATION

Premier is in the process of filing a registration statement with the Securities and Exchange Commission to register 6,735,000 shares of its $.001 par value Class A voting common stock. In connection with this registration, any offering costs (consisting of legal, accounting and filing fees) will be netted against the proceeds from the offering in the event the offering is successful. In the event the offering is unsuccessful or abandoned, any offering costs will be expensed.

NOTE C - STOCK, WARRANT AND OPTION ISSUANCES

On March 29, 2001, 500,000 shares of Premier's $.001 par value Class A voting common stock and an option to purchase 250,000 shares of Premier's Class A voting common stock at a purchase price of five cents ($0.05) per share was issued to each director as compensation, in lieu of cash, for services. The stock was issued under the provisions of Rule 144 of the Securities Act of 1933, as amended. The options vest immediately and expire on the fifth anniversary of the date of their issuance.

On March 29, 2001, 250,000 shares of Premier's $.001 par value Class A voting common stock and an option to purchase 250,000 shares of Premier's Class A voting common stock at a purchase price of five cents ($0.05) per share was issued to an unrelated entity for consulting services. The stock was issued under the provisions of Rule 144 of the Securities Act of 1933, as amended. The options vest immediately and expire on the fifth anniversary of the date of their issuance.

NOTE C - STOCK, WARRANT AND OPTION ISSUANCES (CONTINUED)

In addition, this entity was granted 500,000 warrants to purchase the same number of Premier's Class A voting common stock at a purchase price of four dollars ($4.00) per share. The warrants expire on December 31, 2003.

On March 29, 2001, 250,000 options to purchase the same number of Premier's Class A voting common stock at a purchase price of five cents ($0.05) per share was issued to an unrelated entity to develop an investor relations program. The options vest immediately and expire on the fifth anniversary of the date of their issuance.

On March 29, 2001, 1,000,000 shares of Premier's $.001 par value common stock was issued to several unrelated entities for consulting services provided to Premier. The stock was issued under the provisions of Rule 144 of the Securities Act of 1933, as amended.

On March 31, 2001, 350,000 shares of Premier's $.001 par value Class A voting common stock and 500,000 warrants to purchase the same number of Premier's Class A voting common stock at a purchase price of four dollars ($4.00) per share were issued in conjunction with the acquisition of 50,000 shares of Inform Worldwide Holdings, Inc.( OTC "IWWH") from two separate unrelated entities under a stock purchase agreement. The stock was issued under the provisions of Rule 144 of the Securities Act of 1933, as amended. The warrants, which may be redeemed by Premier under certain restrictions, expire on December 31, 2003.

On May 15, 2001, 15,000 options to purchase the same number of Premier's Class A voting common stock at a purchase price of two dollars ($2.00) per share were issued to each member of the nine person advisory board to assist Premier on specific matters as they related to the individual board members expertise. The options vest immediately and expire on the third anniversary of the date of their issuance.

On May 15, 2001 Premier issued 2,000,000 warrants in the form of a stock dividend to all shareholders of record on May 15, 2001. The warrants would be divided equally based upon the number of Class A shares held. Each warrant is exercisable into a share of the Company's Class A voting common stock at a price of four dollars ($4.00) per share. The warrants, which may be redeemed by Premier under certain restrictions, expire on December 31, 2003.

In conjunction with all of the above outstanding issues of Premiers' Class A voting common stock, it was agreed that all insiders of Premier, including, but not limited to, officers, directors, and employees, shall enter into a binding Stock Lock-Up Agreement preventing the sale of any Class A voting common stock of Premier for a minimum of one-hundred eighty (180) days after the date that Premier's Class A voting common stock makes its first trade on the OTC Bulletin Board.

NOTE D - RELATED PARTY TRANSACTIONS

Premier utilizes a portion of a director's personal residence as its primary office without charge.

NOTE E - DONATED SERVICES

For the period ended June 30, 2001, Cary Grider and Victoria Carlton, the president and secretary of Premier, respectively, performed services on behalf of Premier with a fair value of $2,400. The donated value of these services was recorded as contributed capital.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 78.751 of the Nevada Revised Statutes provides for the indemnification of our officers, directors, employees and agents under certain circumstances, for any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and "expenses" includes, without limitation, attorney’s fees and any expenses, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection wit the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in our best interests and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

Article VI of our Articles of Incorporation provides that our directors and officers shall be protected from personal liability to the fullest extent permitted by law. Additionally, Article X of our Bylaws contains provisions for the indemnification of our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION.

Other expenses in connection for the issuance and distribution of the securities being registered hereby are set in the following table:

ITEM AMOUNT

---- ------

SEC Registration Fee............................ $3,119

Transfer Agent Fees............................. 2,500

State Securities Laws (Blue Sky) Fees*.......... 10,000

Accounting Fees................................. 3,000

Legal Fees (not including Blue Sky fees)*....... 2,500

Printing and Engraving Costs*................... 600

Miscellaneous*.................................. 1,500

--------

Total...................................... $23,219

* Estimated expenses

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

In March 2001, the Company issued 500,000 shares of common stock to each Cary Grider, Eric Boyer and Victoria Carlton, aggregating 1,500,000 shares of common stock, in consideration of their services as members of the Board of Directors. The Company valued these collective services at $1,500, or $0.001 a share. In connection with this issuance, the Company relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering. By virtue of Mr. Grider’s, Mr. Boyer’s and Ms. Carlton’s relationships to the Company, each had access to all relevant information relating to the Company and represented that they each had the required investment intent. In addition, the securities issued bore an appropriate restrictive legend.

In March 2001, the Company granted an aggregate of 750,000 options to three members of its Board of Directors in consideration of their services. These options are exercisable at a price of $0.05 per share and expire on March 29, 2006. The grant of the options was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act. By virtue of their relationships to the Company, they each had access to all relevant information relating to the Company and represented that they each had the required investment intent.

In March 2001, the Company issued an aggregate of 1,250,000 shares of common stock to 12 consultants in consideration of their services of assisting with the creation and early development of the Company. The Company valued these collective services at $1,250, or $0.001 a share. In connection with this issuance, the Company relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering. By virtue of their relationships to the Company, each had access to all relevant information relating to the Company and represented that they each had the required investment intent. In addition, the securities issued bore an appropriate restrictive legend.

In March 2001, the Company granted an aggregate of 500,000 options to two consultants in consideration of their services. These options are exercisable at a price of $0.05 per share and expire on March 29, 2006. The grant of the options was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act. Both consultants represented they were sophisticated investors and by virtue of their relationships to the Company, each consultant had access to all relevant information relating to the Company.

In March 2001, the Company issued 500,000 warrants to a consultant in consideration of their services. These warrants are exercisable at a price of $4.00 per warrant and expire on December 31, 2003. The issuance of the warrants was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act. The consultant was a sophisticated investor and by virtue of their relationship with the Company had access to all relevant information relating to the Company.

In March 2001, the Company issued an aggregate of 350,000 shares of common stock and 500,000 warrants to two investors to acquire an aggregate of 50,000 shares of common stock of Inform Worldwide Holdings, Inc., a company publicly traded on the OTC Bulletin Board under the symbol IWWH. The Company valued the shares of Inform Worldwide it acquired at their then market value of $0.40 a share, or $20,000; thereby valuing the shares of its common stock issued in this acquisition at $0.06 a share. The warrants are exercisable at a price of $4.00 per warrant and expire on December 31, 2003. In connection with this issuance of common stock and warrants, the Company relied upon the exemption from the registration requirements pursuant to the provisions of Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering. Both investors are sophisticated and accredited investors, and each had access to all relevant information relating to the Company and represented that they each had the required investment intent. In addition, the common stock issued bore an appropriate restrictive legend.

In May 2001, the Company issued an aggregate of 2,000,000 warrants in the form of a dividend to its shareholders of record on May 15, 2001. Each shareholder received one warrant for every 1.55 shares of common stock they held. No fractional warrants were issued. These warrants are exercisable at a price of $4.00 per warrant and expire on December 31, 2003. The issuance of the warrants was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act. By virtue of their relationships with the Company, each shareholder had access to all relevant information relating to the Company.

In May 2001, the Company granted an aggregate of 135,000 options to nine members of its Advisory Board in consideration of their services. These options are exercisable at a price of $2.00 per share and expire on May 18, 2004. The grant of the options was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act. By virtue of their relationships to the Company, they each had access to all relevant information relating to the Company and represented that they each had the required investment intent.

ITEM 27. EXHIBITS.

The following is a complete list of exhibits filed as part of this registration statement, which are incorporated herein.

Exhibit

Number Description

------- -----------

3.1 Articles of Incorporation

  Certificate of Incorporation
  Certificate of Acceptance of Appointment by Resident Agent

3.4 By-Laws

4.1 Specimen copy of stock certificate for common stock, $0.001 par value

4.2 Specimen copy of Stock Purchase Warrant Certificate underlying the common shares being registered in this registration statement

5.1 Opinion and Consent of Andrew L. Jones, Esq.

23.1 Consent of Baumann, Raymondo & Company, PA, dated July 17, 2001.

23.2 Consent of Andrew L. Jones, Esq. (included in Exhibit 5.1 herein)

ITEM 28. UNDERTAKINGS.

The undersigned Registrant hereby undertakes as follows:

  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  To include any prospectus required by Section 10(a)(3) of the Securities Act;

  Reflect in the prospectus any facts or events arising after the effective date of which, individually or together, represent a fundamental change in the information in the registration statement; and
  Include any additional or changed material information on the plan of distribution.
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described above in Item 24, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant will, for purposes of determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of securities offered, and the offering of the securities at that time to be the initial bona fide offering.
  For purposes of determining liabilities arising under the Securities Act, the information omitted from the form of the prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time the SEC declares it effective.
  The undersigned Registrant will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on this 18th day of July, 2001.

Premier Development & Investment, Inc.

By: /s/ Cary Grider

-------------------------------------

Cary Grider

President, Chief Executive Officer and Chairman

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/ Cary Grider ---------------------- Cary Grider	President, Chief Executive Officer and Chairman	July 18, 2001
/s/ Victoria Carlton ---------------------- Victoria Carlton	Secretary, Treasurer and Director	July 18, 2001
/s/ Eric R. Boyer ---------------------- Eric R. Boyer	Director	July 18, 2001